Exhibit 10.11.5

FIFTH AMENDMENT TO AMENDED AND RESTATED SUPPLY AGREEMENT

THIS FIFTH AMENDMENT TO AMENDED AND RESTATED SUPPLY AGREEMENT (this “Amendment”), is made as of March 14, 2017 by and between DSW Leased Business Division LLC aka Affiliated Business Group, an Ohio limited liability company (“Supplier”), successor by assignment of DSW Inc., an Ohio corporation (“DSW”), each having a business address of 810 DSW Drive, Columbus, Ohio 43219, and Stein Mart, Inc., a Florida corporation (“Stein Mart”) with a business address of 1200 Riverplace Boulevard, Jacksonville, Florida 32207.

Background

A.    Supplier and Stein Mart entered into an Amended and Restated Supply Agreement, dated as of May 30, 2006 (the “Supply Agreement”), whereby Supplier agreed to supply Merchandise to Stein Mart.

B.    Supplier and Stein Mart entered into a First Amendment to the Agreement, dated August 26, 2008, whereby the parties agreed to extend the term of the Agreement (the “First Amendment”).

C.    DSW assigned to Supplier, its wholly-owned subsidiary, all of its right title and interest under the Agreement, effective as of January 27, 2012 (the “Assignment”).

D.    Supplier and Stein Mart entered into a Second Amendment to the Agreement, dated February 23, 2012, whereby the parties agreed to extend the term of the Agreement (the “Second Amendment”).

E.    Supplier and Stein Mart entered into a Third Amendment to the Agreement, dated September 10, 2013, whereby the parties agreed to amend the terms of the Agreement, specifically addressing internet sales (the “Third Amendment”).

F.    Supplier and Stein Mart entered into a Fourth Amendment to the Agreement, dated July 31, 2014, whereby the parties agreed to amend the terms of the Agreement, specifically addressing the net revenue split (the “Fourth Amendment”). The Supply Agreement, the First Amendment, the Assignment, the Second Amendment, the Third Amendment and the Fourth Amendment are referred to hereinafter collectively as the “Agreement.”

G.    The parties desire to further amend the Agreement on the terms set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Amendment, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, each intending to be legally bound, agree as follows:

1.Definitions. Defined terms used in this Amendment shall have the meaning ascribed to them in the Agreement.

2.    Additional Definitions: Section 1 shall be amended to include the following defined term:

1.17 “Fulfillment Center” means any fulfillment center operated presently or in the future by DSW Inc., the parent company of Supplier.

2.Fulfillment of Internet Merchandise. As provided in the Third Amendment, Stein Mart and Supplier have and continue to utilize a third-party provider to fulfill inventory from the sale of Internet Merchandise from the Website. The parties agree that the current third-party fulfillment center will cease receiving inventory on (the “3rd Party Shipment End Date” or before June 1, 2017 (as such date shall be determined by Supplier), after which date all new receipts inventory will be assigned to the Fulfillment Center. This date is contingent upon Supplier completing Drop Ship enablement with Radial [third party provider]. The parties further agree that the current third-party fulfillment center will continue to fulfill orders with in-stock inventory until the parties mutually agree upon an inventory pack-up date which is anticipated to occur on or before September 29, 2017. Orders received after the 3rd Party Shipment End Date for merchandise which is not in-stock at the third party fulfillment center will be fulfilled from the Fulfillment Center. Supplier will assume responsibility for the fulfillment of Internet Merchandise sold through the Website from the Fulfillment Center, in concert with the current third-party fulfillment center as directed by Stein Mart through its third party drop ship order management interface. Stein Mart shall cooperate fully with Supplier in this transition.

3.Orders. Supplier shall be responsible only for fulfilling product which (i) Supplier is contractually obligated to supply under the Agreement; and for which (ii) orders have been approved by and transmitted through Stein Mart’s third party drop ship order management interface to Supplier. Stein Mart agrees that orders cannot be cancelled once submitted to Supplier’s queue. Supplier reserves the right to reject orders that do not comply with any of the requirements hereunder and any other such requirements Supplier may establish. Supplier will not accept changes to orders after submission. Due to the structure of this program, Internet Merchandise orders, including expedited orders, fulfilled through the Fulfillment Center are not able to be changed and will be shipped in accordance with the Shipping Cycle Service Levels as set forth on Addendum A, attached hereto and part hereof. Supplier also agrees to the Order Fill Rate Service Level Agreement as set forth on Addendum A.

4.    Shipping.      As part of the fulfillment of the Internet Merchandise, Supplier will ship Internet Merchandise sold through the Website using a third-party carrier service at Supplier’s cost and expense including returns and exchanges of Internet Merchandise shipped to the Fulfillment Center by the customer, subject to the thresholds provided in Sections 7 (Net Revenue Split) and 8 (Returns/Exchanges) below. Supplier will be responsible for reimbursing to Stein Mart the replacement cost of Internet Merchandise that is lost or damaged while in transit from the Fulfillment Center to the customer, provided, however, that where Supplier can provide proof of delivery, Stein Mart will incur the cost of replacement of lost items. Stein Mart is responsible for all charges associated with shipping to an invalid address. Supplier will ship to U.S. domestic addresses only [including AK, HI, and all U.S. Territories], and PO Box or APO delivery addresses will ship via standard delivery only.

5.    Shipping Supplies.     Supplier will utilize unbranded shipment boxes, subject to Supplier’s reasonable guidelines and restrictions, to ship the product. Stein Mart may provide to Supplier any marketing inserts; provided, however that such inserts will be limited to one per shipment, such inserts must be planned, scheduled and delivered through the appropriate business processes to meet prescribed shipping dates, and any such inserts must be presented to Supplier by Stein Mart and reviewed by Supplier in advance of any public disseminations. Supplier, acting reasonably, shall have the right approve or disapprove any marketing inserts and/or request changes as it deems necessary or advisable. Supplier will insert a prepaid generic return label for customer product returns to the Fulfillment Center.

6.    Multiple Shipments.    If a customer of Stein Mart completes multi-piece orders to be fulfilled through the Fulfillment Center, the orders may be shipped in multiple shipments as determined in Supplier’s reasonable discretion.

7.    Net Revenue Split.    Section 5.1 shall be deleted in its entirety and replaced with the following in lieu thereof:

5.1    Net Revenue Split.    All sales of Merchandise shall be made through Stein Mart’s normal cash registers and by use of Stein Mart’s normal sales recording equipment and will be identified with the Shoe Department. The Net Revenue from each sale of Supplier’s Merchandise, other than Internet Merchandise sold through the Website, shall be split 80% to Supplier and 20% to Stein Mart.

As of the date Supplier commences fulfillment of Internet Merchandise sold, the Net Revenue Split from the sale of Internet Merchandise shall be split 90.5% to Supplier and 9.5% to Stein Mart. Stein Mart retains all shipping revenue generated from Internet Merchandise sold through the Website, including footwear only orders. Stein Mart in its sole discretion may charge shipping and/or return shipping costs to its Internet Merchandise customers. In the event that customer-paid shipping charges exceed fifty (50) percent of total orders shipped in an quarterly period, then a recalculation of the Net Revenue Split will be mutually determined by the parties to incorporate an equitable adjustment based on the customer-paid shipping charges.

8.    Returns/Exchanges.     Customer returns of Internet Merchandise fulfilled by Supplier will be directed to the Fulfillment Center or to Stein Mart store locations. Instructions will be provided to each customer on the packing slip and invoice, as well as on the Website. Such instructions will include a pre-printed return label, as well as pre-printed return instructions. The pre-printed return label shall be addressed to Returns Center, Attn: Returns Processing, 4314 East 5th Avenue, Columbus, Ohio 43219, or other such addresses that Supplier may specify in writing. All consumer interactions and returns or exchanges shall be between the consumer and Stein Mart. Any salable returned product that is returned in-store will be processed as a return and placed for sale in the same Stein Mart location. All customer exchange requests will be processed as two transactions: (i) a return processed through Stein Mart crediting the customer and (ii) a new order placed by the customer or Stein Mart. Stein Mart will return to Supplier damaged or defective product returned by customers to Stein Mart. All shipping and restocking costs associated with returned products to the Fulfillment Center will be at Supplier’s expense up to five percent (5%) of total units shipped. In the event that total units returned to the Fulfillment Center exceeds five percent (5%) of total units shipped in any quarterly period, then a recalculation of the Net Revenue Split will be mutually determined by the parties to incorporate an equitable adjustment based on the shipping and restocking costs. If a customer returns product to the Fulfillment Center which was not originally shipped by the Supplier, then the Supplier must ship this product to an alternate facility as designated by Stein Mart at Stein Mart’s expense. Supplier also agrees to the Returns and Processing Service Level Agreement as set forth on Addendum A.

9.     Change Process.    Stein Mart and Supplier will each provide at least thirty (30) days’ notice to the other of significant operational or technical changes that may affect the direct to consumer process.

10.    Indemnity of Supplier.        Section 9.3 shall be deleted in its entirety and replaced with the following in lieu thereof:

Stein Mart will indemnify Supplier and save it harmless from and against any and all claims, actions, damages, liability and expense (including reasonable attorneys' fees) in connection with loss of life, personal injury and/or damage to property rising from or out of any occurrence to the extent caused by Stein Mart or its agents, contractors, or employees' negligence, omission or deliberate acts including, without limitation, any of the following as it relates to the marketing materials: copyright or patent infringement claims, liability claims, false or misleading advertising, and branding and labeling claims. In case Supplier shall, without fault on its part, be made a party to any litigation commenced by or against Stein Mart, then Stein Mart shall protect and hold Supplier harmless and shall pay all costs, expenses and reasonable attorneys' fees that may be incurred or paid by Supplier in defending such action. For avoidance of doubt, Stein Mart shall not indemnify Supplier for copyright or patent infringement claims relating to the design, manufacturing, packaging or trade dress created or provided by Supplier.

11.    Agreement in Effect. Except as set forth herein, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment by their duly authorized officers as of the date first above written.

DSW LEASED BUSINESS DIVISION LLC

By:____________________
Title:___________________

STEIN MART, INC.

By:____________________
Title:___________________

ADDENDUM A

Minimum Service Level Standards

“In-Stock Fulfillment Center Items” means only those items contained in the daily Fulfillment Center inventory snap-shot feed provided to Stein Mart.

The measurement period for the Minimum Service Level Standards shall be one calendar month.

Standard Shipping Cycle Time

For In-stock Fulfillment Center Items, orders received by 11:59 PM EST will be shipped as follows:
•90% of units by midnight EST of the next business day
•99.9% of units by midnight EST of the second business day

Expedited Shipping Cycle Time [Includes Overnight and 2 Day services]

For In-stock Fulfillment Center Items, orders received by 11:59 PM EST will be shipped as follows:
•99.9% of units by midnight EST of the next business day

Order Fill Rate

For In-stock Fulfillment Center Items, the order fill rate will be a minimum of 99.0% of ordered units.

Returns Processing

99.9% of returns will be processed within two (2) business days of receipt. Returns data will be transmitted to Stein Mart’s customer service within two (2) business days of processing. The method by which this data will be transmitted as yet to be established.

Forwarding of product erroneously returned to the Fulfillment Center by the customer [product not originally shipped by the Supplier] will be completed with five (5) business days. Such shipments to the extent possible will be consolidated into single shipping cartons.